Exhibit 10.1
ENTERPRISE BANK AND TRUST COMPANY
RETENTION BONUS AGREEMENT

Congratulations! Due to your current hard work, the resulting success of Enterprise Bank and Trust Company (the "Bank"), and your continuing hard work and dedication, the Bank is pleased to announce that you are eligible for a $100,000.00 cash retention bonus pursuant to the terms of this Retention Bonus Agreement (this "Retention Bonus Agreement"). The retention bonus will be paid in two equal installments as follows: (i) the first installment of $50,000 will be paid to you on or prior to December 31, 2024, but only if you remain employed by and in good standing with the Bank through the payment date, and (ii) the second installment of $50,000 will be paid to you within 30 days immediately following the contemplated merger of the Bank into Rockland Trust Company (along with the merger of their respective parent entities, such being the "Merger"), but only if you remain employed by and in good standing with the Bank through consummation of such Merger.
By signing below, you acknowledge (A) the terms of this Retention Bonus Agreement; (B) that the payments contained herein shall be excluded from, and not be incorporated within, any formula calculation under a change-in-control bonus or severance payment agreement by and between you and the Bank, as reasonably determined by the Bank; and (C) that this Retention Bonus Agreement shall be construed and interpreted by the Bank in its sole and reasonable discretion.
ENTERPRISE BANK AND TRUST COMPANY    EMPLOYEE

By: /s/ Steven R. Larochelle                    Print Name: Joseph R. Lussier

Its: CEO                            Signature: /s/ Joseph R. Lussier

Dated:     12/17/2024                        Dated:     12/17/2024